Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 29, 2026

Pricing Supplement dated              , 2026

(To Equity Index Underlying Supplement dated September 5, 2023,

Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce

STRUCTURED INVESTMENTS              Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS are unsecured debt obligations of Canadian Imperial Bank of Commerce (“CIBC” or the “Bank”). The Buffered PLUS will pay no interest, provide a Minimum Payment at Maturity of only 10.00% of the Stated Principal Amount and have the terms described in the accompanying underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus leveraged upside performance of the Underlying Index, subject to the Maximum Payment at Maturity. If the Underlying Index has depreciated in value, but the Underlying Index has not declined by more than the specified Buffer Amount, the Buffered PLUS will be redeemed for par. However, if the Underlying Index has declined by more than the Buffer Amount, investors will lose 1.00% for every 1.00% decline beyond the specified Buffer Amount, subject to the Minimum Payment at Maturity of 10.00% of the Stated Principal Amount. Investors may lose up to 90.00% of the Stated Principal Amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the Maximum Payment at Maturity in exchange for the leveraged upside and buffer features that in each case apply to a limited range of performance of the Underlying Index.

Any payment is subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Index or any securities included in the Underlying Index. The Buffered PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Buffered PLUS are not bail-inable debt securities (as defined on page 6 of the prospectus).

SUMMARY TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The S&P 500® Index (Bloomberg symbol: SPX)
Aggregate Principal Amount:	$
Stated Principal Amount:	$1,000 per Buffered PLUS
Pricing Date:	May 15, 2026
Original Issue Date:	May 20, 2026 (3 Business Days after the Pricing Date)
Valuation Date:

November 30, 2028, subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement

Maturity Date:

December 5, 2028, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Payment at Maturity per Buffered PLUS:

●If the Final Index Value is greater than the Initial Index Value:
$1,000 + Leveraged Upside Payment
In no event will the Payment at Maturity exceed the Maximum Payment at Maturity.

●If the Final Index Value is less than or equal to the Initial Index Value but has decreased from the Initial Index Value by an amount less than or equal to the Buffer Amount of 10.00%: $1,000

●If the Final Index Value is less than the Initial Index Value and has decreased from the Initial Index Value by an amount greater than the Buffer Amount of 10.00%:
($1,000 × Index Performance Factor) + $100.00
Under these circumstances, the Payment at Maturity will be less than the Stated Principal Amount of $1,000.
However, under no circumstances will the Buffered PLUS pay less than $100.00 per Buffered PLUS at maturity.

Leveraged Upside Payment:	$1,000 × Leverage Factor × Index Percent Increase
Leverage Factor:	200.00%
Maximum Payment at Maturity:	At least $1,234.10 per Buffered PLUS (at least 123.41% of the Stated Principal Amount, to be determined on the Pricing Date)
Minimum Payment at Maturity:	$100.00 per Buffered PLUS (10.00% of the Stated Principal Amount)
Buffer Amount:

10.00%. As a result of the Buffer Amount of 10.00%, the value at or above which the Underlying Index must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 90.00% of the Initial Index Value.

Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Initial Index Value:	The Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
Interest:	None
CUSIP / ISIN:	13609FJL9 / US13609FJL94
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per Buffered PLUS	$1,000.00	$25.00(1)
$5.00(2)	$970.00
Total	$	$	$

(1) CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $30.00 per Buffered PLUS and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $25.00 for each Buffered PLUS they sell. See “Additional Information About the Buffered PLUS — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the $30.00 per Buffered PLUS received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Buffered PLUS.

The initial estimated value of the Buffered PLUS on the Pricing Date as determined by CIBC is expected to be between $939.30 and $959.30 per Buffered PLUS, which is expected to be less than the price to public. See “Risk Factors—General Risks” beginning on page 6 of this pricing supplement and “Additional Information About the Buffered PLUS—The Bank’s Estimated Value of the Buffered PLUS” on page 11 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Buffered PLUS involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Equity Index Underlying Supplement dated September 5, 2023                                 Prospectus supplement dated September 5, 2023                                   Prospectus dated September 5, 2023

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028 (the “Buffered PLUS”) can be used:

●As an alternative to direct exposure to the Underlying Index that enhances returns for a certain range of positive performance of the Underlying Index, subject to the Maximum Payment at Maturity

●To enhance returns and potentially outperform the Underlying Index in a moderately bullish scenario

●To achieve similar levels of upside exposure to the Underlying Index as a direct investment, subject to the Maximum Payment at Maturity, while using fewer dollars by taking advantage of the Leverage Factor

●To obtain a buffer against a specified level of negative performance in the Underlying Index

Maturity:	Approximately 2.5 years
Leverage Factor:	200.00%
Maximum Payment at Maturity:	At least $1,234.10 per Buffered PLUS (at least 123.41% of the Stated Principal Amount, to be determined on the Pricing Date)
Minimum Payment at Maturity:	$100.00 per Buffered PLUS (10.00% of the Stated Principal Amount). Investors may lose up to 90.00% of the Stated Principal Amount of the Buffered PLUS.
Buffer Amount:	10.00%
Interest:	None

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the Underlying Index, subject to the Maximum Payment at Maturity, while providing limited protection against negative performance of the Underlying Index. Once the Underlying Index has decreased in value by more than a specified Buffer Amount, investors are exposed to the negative performance of the Underlying Index beyond the specified Buffer Amount, subject to the Minimum Payment at Maturity. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus leveraged upside performance of the Underlying Index, subject to the Maximum Payment at Maturity. At maturity, if the Underlying Index has depreciated and (i) if the Closing Level of the Underlying Index has not declined from the Initial Index Value by more than the specified Buffer Amount, the Buffered PLUS will be redeemed for par, or (ii) if the Closing Level of the Underlying Index has declined by more than the Buffer Amount, the investor will lose 1.00% for every 1.00% decline beyond the specified Buffer Amount, subject to the Minimum Payment at Maturity. Investors may lose up to 90.00% of the Stated Principal Amount of the Buffered PLUS. Any payment on the Buffered PLUS is subject to our credit risk.

Leveraged Performance up to a Cap

The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the Underlying Index, subject to the Maximum Payment at Maturity.

Upside Scenario

The Underlying Index increases in value, and, at maturity, the Buffered PLUS is redeemed for the Stated Principal Amount of $1,000 plus 200.00% of the Index Percent Increase, subject to the Maximum Payment at Maturity of at least $1,234.10 per Buffered PLUS (at least 123.41% of the Stated Principal Amount, to be determined on the Pricing Date).

Par Scenario	The Underlying Index does not change or decline in value by no more than 10.00%, and, at maturity, the Buffered PLUS is redeemed for the Stated Principal Amount of $1,000.00 per Buffered PLUS.
Downside Scenario

The Underlying Index declines in value by more than 10.00%, and, at maturity, the Buffered PLUS is redeemed for less than the Stated Principal Amount by an amount that is proportionate to the percentage decrease of the Underlying Index from the Initial Index Value, plus the Buffer Amount of 10.00%. (Example: if the Underlying Index decreases in value by 75.00%, investors would lose 65.00% of their principal and the Buffered PLUS will be redeemed for $350.00, or 35.00% of the Stated Principal Amount.) The Minimum Payment at Maturity is $100.00 per Buffered PLUS.

May 2026	2

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the Buffered PLUS based on the following terms:

Stated Principal Amount:	$1,000 per Buffered PLUS
Leverage Factor:	200.00%
Buffer Amount:	10.00%
Hypothetical Maximum Payment at Maturity:	$1,234.10 per Buffered PLUS (123.41% of the Stated Principal Amount)
Minimum Payment at Maturity:	$100.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

May 2026	3

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

●Upside Scenario. If the Final Index Value is greater than the Initial Index Value, investors will receive the $1,000 Stated Principal Amount plus 200.00% of the appreciation of the Underlying Index over the term of the Buffered PLUS, subject to the Maximum Payment at Maturity. Under the terms of the Buffered PLUS, an investor will realize the hypothetical Maximum Payment at Maturity of $1,234.10 per Buffered PLUS (123.41% of the Stated Principal Amount) at a Final Index Value of 111.705% of the Initial Index Value.

●If the Underlying Index appreciates 2.00%, investors would receive a 4.00% return, or $1,040.00 per Buffered PLUS.

●If the Underlying Index appreciates 50.00%, investors would receive only the hypothetical Maximum Payment at Maturity of $1,234.10 per Buffered PLUS, or 123.41% of the Stated Principal Amount.

●Par Scenario. If the Final Index Value is less than or equal to the Initial Index Value but has decreased from the Initial Index Value by an amount less than or equal to the Buffer Amount of 10.00%, investors will receive the Stated Principal Amount of $1,000.00 per Buffered PLUS.

●Downside Scenario. If the Final Index Value is less than the Initial Index Value and has decreased from the Initial Index Value by an amount greater than the Buffer Amount of 10.00%, investors will receive an amount that is less than the Stated Principal Amount by an amount that is proportionate to the percentage decrease in the value of the Underlying Index from the Initial Index Value, plus the Buffer Amount of 10.00%. The Minimum Payment at Maturity is $100.00 per Buffered PLUS.

●For example, if the value of the Underlying Index depreciates 75.00%, investors would lose 65.00% of their principal and receive only $350.00 per Buffered PLUS at maturity, or 35.00% of the Stated Principal Amount.

May 2026	4

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to the Structure of the Buffered PLUS

●The Buffered PLUS do not pay interest and provide a Minimum Payment at Maturity of only 10.00% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a Minimum Payment at Maturity of only 10.00% of the Stated Principal Amount of the Buffered PLUS, subject to our credit risk. If the Final Index Value is less than 90.00% of the Initial Index Value, you will receive for each Buffered PLUS that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Buffered PLUS by an amount proportionate to the decline in the level of the Underlying Index from the Initial Index Value, plus the Buffer Amount of 10.00%. Accordingly, investors may lose up to 90.00% of the Stated Principal Amount of the Buffered PLUS.

●The appreciation potential of the Buffered PLUS is limited by the Maximum Payment at Maturity. The appreciation potential of the Buffered PLUS is limited by the Maximum Payment at Maturity of at least $1,234.10 per Buffered PLUS, or at least 123.41% of the Stated Principal Amount (to be determined on the Pricing Date). Although the Leverage Factor provides 200.00% exposure to any increase in the Final Index Value over the Initial Index Value, because the Payment at Maturity will be limited to the Maximum Payment at Maturity, any increase in the Final Index Value over the Initial Index Value by more than 11.705% of the Initial Index Value (assuming a Maximum Payment at Maturity of 123.41% of the Stated Principal Amount) will not further increase the return on the Buffered PLUS.

●The amount payable on the Buffered PLUS is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date. The Final Index Value will be the Closing Level of the Underlying Index on the Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the value of the Underlying Index increases prior to the Valuation Date but then decreases on the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying Index prior to such decrease. Although the actual value of the Underlying Index on the Maturity Date or at other times during the term of the Buffered PLUS may be higher than the Closing Level of the Underlying Index on the Valuation Date, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or any securities included in the Underlying Index, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Index or the Buffered PLUS. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion or all of your initial investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

●Adjustments to the Underlying Index could adversely affect the value of the Buffered PLUS. The publisher of the Underlying Index can add, delete or substitute the stocks constituting the Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. Any of these actions could adversely affect the value of the Buffered PLUS. The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, we, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the Buffered PLUS insofar as, for example, we are permitted to consider indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, the Payment at Maturity on the Buffered PLUS will be an amount based on the closing prices on each date that the value of the Underlying Index is to be calculated of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the discontinuance of the Underlying Index.

Conflicts of Interest

●Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the Buffered PLUS. We and our affiliates may engage in trading and other business activities related to the Underlying Index or any securities included in the Underlying Index that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Index. These activities may present a conflict of interest between your interest in the Buffered PLUS and the interests that we and

May 2026	5

Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Buffered PLUS, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the value of the Underlying Index, and therefore, the market value of the Buffered PLUS. These trading and other business activities, if they adversely affect the value of the Underlying Index or secondary trading in your Buffered PLUS, could be adverse to your interests as a beneficial owner of the Buffered PLUS.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including hedging our obligations under the Buffered PLUS and making the assumptions and inputs used to determine the pricing of the Buffered PLUS and the initial estimated value of the Buffered PLUS when the terms of the Buffered PLUS are set. We expect to hedge our obligations under the Buffered PLUS through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Buffered PLUS. Any of these hedging activities may adversely affect the value of the Underlying Index and therefore the market value of the Buffered PLUS and the amount you will receive, if any, on the Buffered PLUS. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the Buffered PLUS. Any of these activities may adversely affect the value of the Buffered PLUS. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Buffered PLUS even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the Buffered PLUS, which creates an additional incentive to sell the Buffered PLUS to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Buffered PLUS.

●There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the Buffered PLUS. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred on the scheduled Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Buffered PLUS in taking any action that might affect the value of your Buffered PLUS.

General Risks

●Payments on the Buffered PLUS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the Buffered PLUS. The Buffered PLUS are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Buffered PLUS will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the Buffered PLUS depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Buffered PLUS and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

●The Bank’s initial estimated value of the Buffered PLUS will be lower than the initial issue price (price to public) of the Buffered PLUS. The initial issue price of the Buffered PLUS will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Buffered PLUS, as well as hedging the Buffered PLUS, are included in the initial issue price of the Buffered PLUS. See “Additional Information About the Buffered PLUS—The Bank’s Estimated Value of the Buffered PLUS” on page 11 of this pricing supplement.

●The Bank’s initial estimated value does not represent future values of the Buffered PLUS and may differ from others’ estimates. The Bank’s initial estimated value of the Buffered PLUS is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Buffered PLUS are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, including the value of the Underlying Index, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Buffered PLUS from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at

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Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

which CIBCWM or any other party would be willing to buy the Buffered PLUS in any secondary market (if any exists) at any time. See “Additional Information About the Buffered PLUS—The Bank’s Estimated Value of the Buffered PLUS” on page 11 of this pricing supplement.

●The Bank’s initial estimated value of the Buffered PLUS will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Buffered PLUS generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Buffered PLUS to be more favorable to you. Consequently, our use of an internal funding rate for market-linked securities would have an adverse effect on the economic terms of the Buffered PLUS, the initial estimated value of the Buffered PLUS on the Pricing Date, and any secondary market prices of the Buffered PLUS. See “Additional Information About the Buffered PLUS —The Bank’s Estimated Value of the Buffered PLUS” on page 11 of this pricing supplement.

●If CIBCWM were to repurchase your Buffered PLUS after the Original Issue Date, the price may be higher than the then-current estimated value of the Buffered PLUS for a limited time period. While CIBCWM may make markets in the Buffered PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the Buffered PLUS will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 15 months after the Pricing Date, the price at which CIBCWM may repurchase the Buffered PLUS is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Buffered PLUS will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Buffered PLUS, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Buffered PLUS shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Buffered PLUS at that time, and could be lower than CIBCWM’s price.

●Economic and market factors may adversely affect the terms and market price of the Buffered PLUS prior to maturity. Because structured notes, including the Buffered PLUS, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Buffered PLUS at issuance and the market price of the Buffered PLUS prior to maturity. These factors include the value of the Underlying Index; the volatility of the Underlying Index; the dividend rates paid on the securities included in the Underlying Index; the time remaining to the maturity of the Buffered PLUS; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

●The Buffered PLUS will not be listed on any securities exchange and we do not expect a trading market for the Buffered PLUS to develop. The Buffered PLUS will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the Buffered PLUS from holders, they are not obligated to do so and are not required to make a market for the Buffered PLUS. There can be no assurance that a secondary market will develop for the Buffered PLUS. Because we do not expect that any market makers will participate in a secondary market for the Buffered PLUS, the price at which you may be able to sell your Buffered PLUS is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Buffered PLUS.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Buffered PLUS prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Buffered PLUS to maturity.

Tax Risks

●The tax treatment of the Buffered PLUS is uncertain. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the Buffered PLUS — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the Underlying Index

The information below is a brief description of the Underlying Index. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

The S&P 500®Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the Underlying Index.

The Closing Level of the Underlying Index on April 24, 2026 was 7,165.08. The following graph sets forth the daily Closing Levels of the Underlying Index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The Underlying Index has at times experienced periods of high volatility. The historical performance of the Underlying Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Underlying Index at any time.

Underlying Index Daily Closing Levels January 1, 2021 to April 24, 2026

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Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Calculation Agent:	CIBC
Minimum Ticketing Size:	$1,000 / 1 Buffered PLUS
United States Federal Income Tax Considerations:

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Buffered PLUS. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Buffered PLUS. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Buffered PLUS are uncertain. No statutory, judicial or administrative authority directly discusses how the Buffered PLUS should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Buffered PLUS as prepaid derivative contracts. Pursuant to the terms of the Buffered PLUS, you agree to treat the Buffered PLUS in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Buffered PLUS. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Buffered PLUS for more than one year.

The expected characterization of the Buffered PLUS is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Buffered PLUS in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Buffered PLUS and certain other considerations with respect to an investment in the Buffered PLUS, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Buffered PLUS for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.  Based on our determination that the Buffered PLUS are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Buffered PLUS. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Buffered PLUS for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Buffered PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations:

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Buffered PLUS pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Buffered PLUS; (c) does not use or hold and is not deemed to use or hold the Buffered PLUS in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Buffered PLUS; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Buffered PLUS is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-

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Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the Buffered PLUS, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Buffered PLUS under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the Buffered PLUS, interest payable on the Buffered PLUS should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Buffered PLUS as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Buffered PLUS to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest):

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Buffered PLUS from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $25.00 for each Buffered PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Buffered PLUS. The costs included in the original issue price of the Buffered PLUS will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Buffered PLUS. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Buffered PLUS after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Buffered PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Buffered PLUS includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Buffered PLUS. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Buffered PLUS. As a result, you may experience an immediate and substantial decline in the market value of your Buffered PLUS on the Original Issue Date.

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Buffered PLUS Based on the Value of the S&P 500® Index due December 5, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Bank’s Estimated Value of the Buffered PLUS:

The Bank’s initial estimated value of the Buffered PLUS set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time.

The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the Buffered PLUS will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.

Accordingly, the Bank’s initial estimated value of the Buffered PLUS will be determined when the terms of the Buffered PLUS are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the Buffered PLUS will be lower than the initial issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the initial issue price of the Buffered PLUS. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Buffered PLUS. See “Risk Factors—The Bank’s initial estimated value of the Buffered PLUS will be lower than the initial issue price (price to public) of the Buffered PLUS” in this pricing supplement.

Where You Can Find More Information:

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information.

Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Reference Asset” in the underlying supplement will be references to “Underlying Index” herein, and references to “Final Valuation Date” in the underlying supplement will be references to “Valuation Date” herein.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

●Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

●Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

●Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

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